EXHIBIT 23.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Factory Card & Party Outlet Corp.

Naperville, Illinois

We have reviewed the accompanying condensed consolidated balance sheet of Factory Card & Party Outlet Corp. and subsidiary (the “Company”) as of July 29, 2006, and the related condensed consolidated statements of income for the three-month and six-month periods ended July 29, 2006 and July 30, 2005 and cash flows for the six-month periods ended July 29, 2006 and July 30, 2005. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Factory Card & Party Outlet Corp. and subsidiary as of January 28, 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for the 52 weeks ended January 28, 2006 (not presented herein); and in our report dated April 17, 2006, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of January 28, 2006 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

DELOITTE & TOUCHE LLP

August 31, 2006